UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 10, 2011

FIRST BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Missouri	000-22842	43-1654695
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

142 East First Street, Mountain Grove, Missouri	65711
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (417) 926-5151

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)(b)  On May 10, 2011, First Bancshares, Inc. (“Company”) announced that Thomas M. Sutherland, Chief Executive Officer and Chairman of the Board of First Savings Bank (“Bank”) will resign effective May 16, 2011.  Mr. Sutherland will continue to serve as a director of the Bank following his resignation.  Concurrently, the Company announced that R. Bradley Weaver has been appointed Chief Executive Officer, Director and Chairman of the Board of the Bank effective May 16, 2011.   Mr. Weaver has over 30 years of experience in banking, with more than 20 of those years in southwest Missouri.

Subject to the concurrence of the regulators, the Company’s Board of Directors intends to appoint Mr. Weaver to be the Chief Executive Officer, Director and Chairman of the Company, at which time Mr. Sutherland will resign those positions.  In the interim, Mr. Sutherland will continue to serve as Chief Executive Officer and Chairman of the Board of the Company.

               There are no arrangements or understandings with Mr. Weaver and any other persons pursuant to which they were selected as officers. In addition, Mr. Weaver is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Securities and Exchange Commission’s Regulation S-K.

Additional information regarding Mr. Weaver’s appointment is contained in the Company’s press release, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the appointment of Mr. Weaver as a Director and Chairman of the Bank, the Board of Directors of the Bank amended its Bylaws to increase the size of the Board from six to seven members.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

The following exhibit is being furnished herewith and this list shall constitute the exhibit index:

99.1           News Release of First Bancshares, Inc. dated May 10, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 10, 2011	FIRST BANCSHARES, INC.

/s/ Ronald J. Walters
Ronald J. Walters
Senior Vice President and Chief Financial Officer